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                                                                     EXHIBIT 4.4

                             STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT (this "Agreement") is made as of June 28, 1996 by and between GSE Systems, Inc., a Delaware corporation ("GSE"), and Dr. Peter Koestenbaum of Reseda, California (the "Consultant").


                              W I T N E S S E T H:


          WHEREAS, GSE has agreed to engage the Consultant to provide certain consulting services pursuant to a Services Agreement of even date herewith (the "Services Agreement");

          WHEREAS, pursuant to Work Authorization No. 1 under the Services Agreement, GSE has agreed to grant to the Consultant the stock option granted hereunder.

          NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, GSE and the Consultant agree as follows:

          1.  Grant of Option.

              (a) Subject to the terms and conditions set forth herein, GSE hereby grants to the Consultant the right to purchase up to the Applicable Number of Shares (as defined in Subsection (b) below) of GSE's common stock, par value $.01 per share ("Stock"), at an exercise price equal to the Exercise Price (as defined in Subsection (c) below), subject to adjustment as provided in Section 4 hereof ("Option").

              (b) "Applicable Number of Shares" shall mean an amount initially equivalent to 2,000 shares and which shall be increased in increments of 2,000 shares with the passage of specified dates, so long as the Consultant has continued to perform services for GSE in accordance with the Services Agreement through the dates so specified, to a total amount not to exceed 8,000 shares in the following manner: (i) an additional 2,000 shares as of June 30, 1996; (ii) an additional 2,000 shares as of December 31, 1996; and (iii) an additional 2,000 shares as of June 30, 1997.

              (c)  "Exercise Price" shall mean $14.00 per share.
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          2.  Exercise of Option.

              (a) Exercise of Option. The Consultant may exercise the Option to a maximum of 4,000 shares after January 1, 1997 and the Consultant may exercise the Option in full after January 1, 1998. The Option may be exercised, in whole or in part, by the delivery to GSE of a written notice of such exercise, accompanied by (i) full payment of the exercise price with respect to that portion of the Option being exercised and (ii) any amounts required to be withheld pursuant to applicable income tax or other laws in connection with such exercise. Until GSE notifies the Consultant to the contrary, the form attached to this Agreement as Attachment A shall be used to exercise the Option. Upon the exercise of the Option, GSE shall deliver to the Consultant a certificate or certificates representing the number of shares of Stock being issued to and purchased by the Consultant. The aggregate exercise price for the shares of Stock to be purchased shall be paid by certified check.

              (b) Expiration of Option. To the extent that the Option has not been exercised, this Agreement shall terminate and be of no further force and effect, and the Option shall expire, on December 31, 2000.

          3. Representations, Warranties and Covenants of the Consultant. The Consultant hereby represents and warrants to and covenants with GSE as follows:

              (a) The Consultant is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and was not formed for the specific purpose of acquiring the Option or the shares of Stock issuable upon exercise of the Option. The Consultant has received and carefully read GSE's Prospectus dated July 27, 1995 and Form 10-Q report for the three months ended September 30, 1995 and all other periodic reports filed by GSE with the Securities and Exchange Commission after December 1, 1995.

              (b) The Consultant acknowledges that all documents, books and records requested by it and pertaining to GSE have been made available to it for inspection by it and its agents and representatives; that it and its agents and representatives have had a reasonable opportunity to ask questions of and receive answers from GSE or persons acting on behalf of GSE concerning the terms and conditions of the Option and the business and prospects of GSE. The Consultant and its agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the execution of this
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Agreement and the acquisition of shares of Stock upon exercise of the Option, to evaluate the merits and risks of an investment in GSE and to make an informed decision with respect thereto and such an evaluation and informed decision has been made.

              (c) To the extent the Consultant exercises the Option, the Consultant will acquire the shares of Stock upon exercise of the Option for investment only and not with a view to resale, and will not sell, pledge or otherwise dispose of such shares so issued unless and until (i) GSE is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, or any other applicable law is not required by such Act or law and the rules and regulations thereunder; or (ii) such registration or notification as is, in the opinion of counsel for GSE, required for the lawful disposition of such shares has been filed by GSE and has become effective; provided, however, that GSE is not obligated hereby to file any such registration or notification or take any other action to facilitate the sale of such shares. The Consultant further agrees that GSE may place a legend embodying such restrictions on the certificates evidencing such shares.

          4.  Adjustment Upon Changes in Capitalization.

              The type and number of shares of Stock or other consideration subject to the Option and the purchase price per share shall be appropriately adjusted to preserve the value of the Option in the event of a stock dividend, stock split or reverse stock split, recapitalization, merger, consolidation, reorganization, cash or property dividend (including without limitation a dividend payable in shares of stock of a subsidiary of GSE), exchange of shares, repurchase of shares or any other change in corporate structure of or by GSE that in any such event materially affects the outstanding shares of Stock.

          5.  Rights as Stockholder.

              The Consultant shall have no rights as a stockholder with respect to any shares of Stock subject to the Option until and unless a certificate or certificates representing such shares are issued to the Consultant pursuant to
Section 2(a) of this Agreement. Except as provided in Section 4, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.
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          6.  Nontransferability.

              The Consultant's rights under this Agreement are not transferable by the Consultant other than by will or in accordance with the laws of descent and distribution, and are exercisable, during the Consultant's lifetime, only by the Consultant or, during his disability, by his legal representative, and, after the Consultant's death, by his estate, heirs or devisees and their successors and assigns.

          7.  Miscellaneous.

              (a) Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

              (b) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder other than the Services Agreement and documents referred to therein and supersedes all prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

              (c) Successors. The terms and conditions of this Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, personal representatives and successors.

              (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

              (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the day and year first written above.



                                    GSE SYSTEMS, INC.


                                    By:       /s/ ROLF M.G. FALKENBERG
                                             --------------------------
                                    Name:     Rolf M.G. Falkenberg
                                             --------------------------
                                    Title:    President & COO
                                             --------------------------


                                    DR. PETER KOESTENBAUM


                                    By:       /s/ PETER KOESTENBAUM
                                             --------------------------

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                                                                    Attachment A

                               EXERCISE OF OPTION


Board of Directors
GSE Systems, Inc.
8930 Stanford Boulevard
Columbia, MD  21045

Ladies and Gentlemen:

          The undersigned, the optionee under the Stock Option Agreement dated as of June 28, 1996 (the "Agreement"), hereby irrevocably elects to exercise the Option granted in the Agreement to purchase _________ shares of Common Stock of GSE Systems, Inc., par value $.01 per share, and herewith makes payment of $______________ in the form of a certified check. The undersigned hereby confirms that the representations, warranties and covenants set forth in
Section 3 of the Agreement are accurate and in effect as of the date hereof.



Dated:                                          Dr. Peter Koestenbaum
      -----------------------

                                                By:
                                                   ----------------------------


Date Received by GSE Systems, Inc.:
                                   ----------------------------

Received by:
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